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                                                                    Exhibit 21.1

                                  Subsidiaries
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

                                                                               Jurisdiction

Advance Trucking Corporation .................................................   Virginia

Western Auto Supply Company (Western Auto Supply Company
   operates auto parts stores through 2 wholly-owned .........................   Delaware
   subsidiaries organized in Delaware)

WASCO Insurance Agency, Inc. .................................................   Missouri

Discount Auto Parts, Inc. ....................................................   Florida

DAP Acceptance Corporation ...................................................   Delaware

Advance Merchandising Company, Inc. ..........................................   Virginia

Advance Aircraft Company, Inc. ...............................................   Virginia
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